Exhibit 3

EXECUTION COPY

AMENDMENT NO. 2 TO AMENDED AND RESTATED
PREFERRED SHARES RIGHTS AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of December 14, 2005, by and between Abgenix, Inc., a Delaware corporation (the “Company”) and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), to the Amended and Restated Preferred Shares Rights Agreement, dated as of May 9, 2002, as amended by Amendment No.1 to Amended and Restated Preferred Shares Rights Agreement, by and between the Company and the Rights Agent (the “Rights Agreement”).  Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, as of the date hereof the Rights are redeemable;

WHEREAS, Section 27 of the Rights Agreement provides that, for so long as the Rights are redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company directs, supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement is necessary and desirable to effect the events set forth below and the Company and the Rights Agent desire to evidence such amendment in writing;

WHEREAS, on December 14, 2005, the Company, Amgen Inc., a Delaware corporation (“Amgen”), and Athletics Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Amgen (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a subsidiary of Amgen;

WHEREAS, upon consummation of the Merger, subject to certain exceptions set forth in the Merger Agreement, each share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger, shall be converted into the right to receive $22.50, without interest thereon, and the Rights shall expire; and

WHEREAS, the Company desires to make certain amendments to the Rights Agreement to take into account the transactions contemplated by the Merger Agreement, and it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Company effect this Amendment as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

1.             Section 1(a) is hereby amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include an Exempt Person (as defined below). Notwithstanding the foregoing:

(i) no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless, upon becoming the Beneficial Owner of such additional Common Shares of the Company, such Person is not the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding;

(ii) (A) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (1) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (2) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; and (B) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares of the Company, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding;

(iii) for purposes of this paragraph (a), AstraZeneca and its Affiliates (as defined in the Purchase Agreement) shall not be deemed to be the Beneficial Owner of (A) any Initial Preferred; (B) any Conditional Preferred; (C) the Convertible Note; (D) any Common Shares issuable pursuant to the instruments described in (A), (B), or (C); or (E) any Common Shares issued upon the mandatory conversion, effected at the election of the Company, of any Initial Preferred, any Conditional Preferred or the Convertible Note; provided, however, that, except as set forth in (A)

through (E) above, AstraZeneca and its Affiliates (as defined in the Purchase Agreement) shall be deemed to Beneficially Own all other Common Shares that they Beneficially Own as of the date hereof or that they may otherwise Beneficially Own from time to time after the date hereof; provided, further, that the provisions of this paragraph (a)(iii) shall cease to apply if AstraZeneca shall be in breach of its obligations under Section 5.4 of the Purchase Agreement; and

(iv) for purposes of this Agreement and the Rights hereunder, none of Amgen and its Affiliates (as defined in the Merger Agreement) shall be deemed to be an Acquiring Person as a result of the execution and delivery of the Merger Agreement, the consummation of the Merger or consummation of the other transactions contemplated by the Merger Agreement; provided, however, that if the Merger Agreement is terminated for any reason in accordance with its terms or otherwise, the provisions of this paragraph (a)(iv) shall cease to apply.

2.             Section 1 of the Rights Agreement is further amended and supplemented by adding the following sentence at the end of the definition of “Distribution Date”:

Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to occur solely as a result of the execution and delivery of the Merger Agreement, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the public announcement of any of the foregoing; provided, however, that if the Merger Agreement is terminated for any reason in accordance with its terms or otherwise, the provisions of this sentence shall cease to apply.

3.             Section 1 is of the Rights Agreement is further amended and supplemented by adding the following sentence at the end of the definition of “Triggering Event”:

Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to occur solely as a result of the execution and delivery of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that if the Merger Agreement is terminated for any reason in accordance with its terms or otherwise, the provisions of this sentence shall cease to apply.

4.             Section 1 of the Rights Agreement is further amended and supplemented by adding the following definitions in correct alphabetical order:

“Amgen” shall mean Amgen Inc., a Delaware corporation.

“Merger” shall mean that certain merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of December 14, 2005, by and among the Company, Amgen and Merger Sub.

“Merger Sub” shall mean Athletics Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Amgen.

5.             The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby.  Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  In the event of any conflict or inconsistency between the provisions of this Amendment on the one hand and the Rights Agreement on the other hand, with respect to the matters set forth herein or contemplated hereby, the provisions of this Amendment shall govern such conflict or inconsistency.

6.             If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.             This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

8.             This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

9.             In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ABGENIX, INC.

By:	/s/ H. Ward Wolff
	Name:	H. Ward Wolff
	Title:	Chief Financial Officer and
Senior Vice President, Finance

MELLON INVESTOR SERVICES LLC

By:	/s/ Asa Drew
	Name:	Asa Drew
	Title:	Vice President

Amendment No. 2 Signature Page